Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Record 2003 Net Income and Earnings per Share;
Total Assets of $799 million

      Winston-Salem, North Carolina, January 28, 2004 – Southern Community Financial Corporation (Nasdaq: SCMF, SCMFP and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust and The Community Bank, announced record net income for the year ended December 31, 2003 of $3,663,000, an increase of 14.0% over net income of $3,214,000 earned in 2002. Diluted earnings per share for the year were $0.40, up 14.3% from the $0.35 reported for 2002. For the 4th quarter ended December 31, 2003, the Company reported net income of $836,000, or $0.09 per diluted share versus net income of $1,051,000, or $0.12 per diluted share reported in the year ago period.

      Significant milestones achieved during 2003:

•	Announced the execution of a definitive agreement to acquire The Community Bank (transaction closed 1-12-04 bringing total assets to over $1 billion);

•	Ranked the 3rd largest community bank in the Piedmont Triad;

•	Sold the operations of Southeastern Acceptance Corporation;

•	Opening of a loan production office in Iredell County (Mooresville, NC);

•	Expanded ATM network with three new locations (Winston-Salem at Ernie Shore Field, Lewisville, and High Point);

•	Sold $34.5 million in Trust Preferred securities.

      Net interest income for the 4th quarter remained at record levels despite the continued contraction of our net interest margin. Net interest income was $5.6 million, a 10.5% increase over the $5.0 million reported in the same quarter a year ago. For the year, net interest income rose to $21.3 million from $17.5 million for the year ended December 31, 2002, a rise of 21.7%, primarily due to an increase in interest earning assets. The net interest margin for the fourth quarter declined to 3.05%, a reduction of 16 basis points from the third quarter of 2003 caused by the prolonged effects of low interest rates on deposit spreads.

      Total non-interest income for the year ended December 31, 2003 was $5.0 million, an increase of 26.9% over the $3.9 million reported for the corresponding 2002 period. For the three months ended December 31, 2003 and 2002, non-interest income was $1.1 million and $1.3 million, respectively. Growth in non-interest income during 2003 reflected continued strength in depositor and other retail banking fees as well as improved performance in the full-service brokerage and mortgage areas. Non-interest expense for the fourth quarter increased by 15.0% over the 4th quarter of 2002 and totaled $4.8 million compared to $4.2 million in the year ago period. Total non-interest expense for 2003 and 2002 was $18.3 million and $14.8 million, respectively. This increase is a byproduct of the opening of a new corporate office and LPO office combined with continued strong internal growth.

      Total assets increased $186.3 million, or 30.4%, to $798.5 million at December 31, 2003 from $612.2 million at December 31, 2002. The increase in total assets for the year reflected a $96.9 million increase in the Bank’s loan portfolio, net of allowance for loan losses, as well as an increase of $88.1 million in investment securities. On a quarterly basis, total assets increased by $41.6 million, or 5.5% from September

30, 2003. Total deposits expanded to $575.2 million at December 31, 2003, an increase of $31.3 million over the prior quarter and an increase of $126.0 million from year-end 2002.

      The Company’s allowance for loan losses equaled $7.3 million, or 1.40% of total loans and 946% of non-performing loans at December 31, 2003. The Company’s asset quality continued its marked improvement as non-performing loans totaled $769,000 or 0.15% of total loans at year-end, in comparison with $1.8 million or 0.43% of total loans as reported for December 31, 2002. Net charge-offs at 0.29% of average loans for 2003 were down year-over-year as compared to 0.38% reported at year-end 2002.

      Stockholders’ equity totaled $50.9 million, or 6.37% of total assets at December 31, 2003 which represents an increase of $3.4 million, or 7.1% from $47.5 million for the year ago period. In addition, regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

      Southern Community Financial Corporation Chairman, President and Chief Executive Officer F. Scott Bauer commented, “This past year has been one of dynamic positive change for our Company. We were able to attain record levels of net income and continued improvement in credit quality, while having extraordinary internal growth. The addition of the excellent team at The Community Bank positions us well for 2004 and beyond. We are proud of the caring service our people have continued to provide to our customers.”

      Southern Community Financial is the holding company of Southern Community Bank and Trust and The Community Bank. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community Bank and Trust operates eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

      Southern Community Financial Corporation’s common stock trades on The NASDAQ National Market under the trading symbol SCMF and trust preferred securities under the symbols SCMFP and SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

      This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Twelve Months ended

	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2003	2003	2003	2003	2002	2003	2002

Income Statement
Total Interest Income	$9,510	$9,338	$8,801	$8,370	$8,917	$36,019	$33,281
Total Interest Expense	3,945	3,657	3,625	3,524	3,879	14,751	15,803

Net Interest Income	5,565	5,681	5,176	4,846	5,038	21,268	17,478
Provision for Loan Losses	595	465	685	540	475	2,285	1,655
Net Interest Income after Provision for Loan Losses	4,970	5,216	4,491	4,306	4,563	18,983	15,823
Non-Interest Income Service Charges on Deposit Accounts	373	399	373	297	311	1,442	1,121
Other Income	761	858	1,051	873	962	3,543	2,737
Gain on Sale of Securities	0	0	0	0	0	0	69

Total Non-Interest Income	1,134	1,257	1,424	1,170	1,273	4,985	3,927
Non-Interest Expense Salaries and Employee Benefits	2,541	2,549	2,413	2,100	2,289	9,603	7,758
Occupancy and Equipment	786	793	776	690	665	3,045	2,508
Other	1,491	1,550	1,415	1,229	1,237	5,685	4,515

Total Non-Interest Expense	4,818	4,892	4,604	4,019	4,191	18,333	14,781
Income Before Taxes	1,286	1,581	1,311	1,457	1,645	5,635	4,969
Provision for Income Taxes	450	553	459	510	594	1,972	1,755

Net Income	836	1,028	852	947	1,051	3,663	3,214

Net Income per Share Basic	$0.09	$0.12	$0.10	$0.11	$0.12	$0.41	$0.37
Diluted	$0.09	$0.11	$0.09	$0.10	$0.12	$0.40	$0.35

	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2002

Balance Sheet
Assets
Cash and due from Banks	$22,929	$19,571	$18,346	$17,170	$16,632
Federal Funds Sold	271	19,436	1,097	605	11,084
Investment Securities	224,424	189,454	205,036	126,643	136,324
Other Investments, at cost	6,333	7,333	6,833	5,355	5,355
Loans	519,746	496,810	471,145	442,896	421,938
Allowance for Loan Losses	(7,275)	(6,948)	(6,816)	(6,603)	(6,342)

Net Loans	512,471	489,862	464,329	436,293	415,596
Bank Premises and Equipment	17,337	18,033	18,041	16,629	15,962
Other Assets	14,737	13,171	12,439	11,363	11,286

Total Assets	$798,502	$756,860	$726,121	$614,058	$612,239

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	51,868	50,019	53,357	46,873	41,869
Interest Bearing	523,350	493,863	452,016	415,121	407,347

Total Deposits	575,218	543,882	505,373	461,994	449,216
Borrowings	117,875	141,475	150,980	83,436	95,706
Trust Preferred Securities	51,575	17,250	17,250	17,250	17,250
Accrued Expenses and Other Liabilities	2,943	5,022	3,510	3,089	2,528

Total Liabilities	747,611	707,629	677,113	565,769	564,700
Total Stockholders’ Equity	50,891	49,231	49,008	48,289	47,539

Total Liabilities and Stockholders’ Equity	$798,502	$756,860	$726,121	$614,058	$612,239

Book Value per Share	$5.71	$5.55	$5.57	$5.49	$5.41

	As of or for the three months ended					As of or for the twelve months ended

	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2003	2003	2003	2003	2002	2003	2002

Per Share Data:
Basic Earnings per Share	$0.09	$0.12	$0.10	$0.11	$0.12	$0.41	$0.37
Diluted Earnings per Share	$0.09	$0.11	$0.09	$0.10	$0.12	$0.40	$0.35
Book Value per Share	$5.71	$5.55	$5.57	$5.49	$5.41	$5.71	$5.41
Selected Performance Ratios:
Return on Average Assets	0.43%	0.55%	0.52%	0.64%	0.69%	0.53%	0.58%
Return on Average Equity	6.64%	8.25%	7.19%	8.00%	8.87%	7.48%	7.24%
Net Interest Margin	3.05%	3.21%	3.38%	3.48%	3.48%	3.25%	3.34%
Net Interest Spread	2.85%	3.03%	3.15%	3.21%	3.19%	3.03%	3.02%
Non-interest Income as a % of Revenue	16.91%	18.12%	21.57%	19.45%	20.17%	18.99%	18.35%
Non-interest Income as a % of Average Assets	0.59%	0.67%	0.88%	0.79%	0.83%	0.72%	0.71%
Non-interest Expense to Average Assets	2.48%	2.60%	2.83%	2.71%	2.73%	2.63%	2.66%
Efficiency Ratio	71.91%	70.52%	69.75%	66.81%	66.44%	69.83%	69.05%
Asset Quality:
Nonperforming Loans	$769	$1,201	$1,092	$3,432	$1,823	$769	$1,823
Nonperforming Assets	$1,041	$1,863	$1,766	$3,646	$2,206	$1,041	$2,206
Nonperforming Loans to Total Loans	0.15%	0.24%	0.23%	0.77%	0.43%	0.15%	0.43%
Nonperforming Assets to Total Assets	0.13%	0.25%	0.24%	0.59%	0.36%	0.13%	0.36%
Allowance for Loan Losses to Period-end Loans	1.40%	1.40%	1.45%	1.49%	1.50%	1.40%	1.50%
Allowance for Loan Losses to Nonperforming Loans (X)	9.46	5.79	6.24	1.92	3.48	9.46	3.48
Net Charge-offs to Average Loans (annualized)	0.21%	0.27%	0.41%	0.26%	0.25%	0.29%	0.38%
Capital Ratios:
Equity to Total Assets	6.37%	6.50%	6.75%	7.86%	7.76%	6.37%	7.76%